SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: August 11, 2005

FLAG FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Georgia	000-24532	58-2094179
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3475 Piedmont Road, N.E., Suite 500

Atlanta, Georgia 30305

(Address of Principal Executive Offices)

(Zip Code)

(404) 760-7700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FLAG FINANCIAL CORPORATION

FORM 8-K

CURRENT REPORT

Item 1.01 Entry into a Material Definitive Agreement.

In connection with our proposed merger with First Capital Bancorp, Inc. (“First Capital”) and our applications to the Federal Reserve Bank of Atlanta (the “Federal Reserve”) and the Georgia Department of Banking and Finance (the “Georgia Department”) for approval of the merger, we propose to raise at least $5,000,000 in new capital through the exercise of outstanding warrants to purchase our common stock. The warrants were issued by us in connection with a series of private placements of Flag common stock, primarily in 2002, and have a term of 10 years. The warrants were sold to investors in the private placement transactions at a price of $1.00 per warrant as an inducement for the investors’ purchase of Flag common stock in the transactions. Members of Flag’s senior management hold some of these warrants. In consideration for the warrant holders’ agreement to forfeit the remaining term of the warrants and exercise them in connection with the merger, we have agreed to adjust the exercise price of the warrants. The following table summarizes the warrants and their year of issuance, original weighted exercise price and adjusted weighted exercise price:

Year of Issuance	Number of Warrants	Original Weighted Exercise Price	Adjusted Weighted Exercise Price
2002	1,236,000	$9.21	$6.59
2003	12,000	11.50	8.23
2004	6,000	13.01	9.31

Our board of directors established a special committee, consisting of H. Speer Burdette, Quill O. Healey and John D. Houser, none of whom hold any of the warrants, to evaluate and consider whether the terms of the warrant term forfeiture and price adjustment were in the best interests of Flag and our shareholders. After considering the terms and conditions of the warrant term forfeiture and price adjustment and other information which the special committee felt was relevant and consulting with financial and legal experts, the special committee determined that the warrant term forfeiture and price adjustment was in the best interests of Flag and our shareholders. Our board of directors ratified the special committee’s decision.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FLAG FINANCIAL CORPORATION

By:	/s/ J. Daniel Speight
J. Daniel Speight
Vice Chairman, Chief Financial Officer and Secretary

Dated: August 16, 2005